MARKET-LINKED ONE LOOK NOTES with Enhanced Buffer	Filed Pursuant to Rule 433 Registration No. 333-268718
Market-Linked One Look Notes Linked to the Class A Common Stock of Palantir Technologies Inc.
The graph above and the table below reflect the hypothetical return on the notes, based on the terms contained in the table to the left (using the mid-point for any range(s)).  The graph and table have been prepared for purposes of illustration only and do not take into account any tax consequences from investing in the notes.
Hypothetical Percentage Change from the Starting Value to the Ending Value
Hypothetical Redemption Amount per Unit
Hypothetical Total Rate of Return on the Notes
-100.00%
$1.50
-85.00%
-50.00%
$6.50
-35.00%
-20.00%
$9.50
-5.00%
-15.00%(1)
$13.50(2)
35.00%
-6.00%
$13.50
35.00%
-3.00%
$13.50
35.00%
    0.00%
$13.50
35.00%
10.00%
$13.50
35.00%
20.00%
$13.50
35.00%
 35.00%
$13.50
35.00%
40.00%
$13.50
35.00%
50.00%
$13.50
35.00%
60.00%
$13.50
35.00%
100.00%
$13.50
35.00%
(1)     This hypothetical percentage change corresponds to the Threshold Value.
(2)     This amount represents the sum of the principal amount and the Step Up Payment of $3.50

Issuer	BofA Finance LLC (“BofA Finance”)
Guarantor	Bank of America Corporation (“BAC”)
Principal Amount	$10.00 per unit
Term	Approximately 14 months
Market Measure	The Class A common stock of Palantir Technologies Inc. (Nasdaq Global Select Market symbol: “PLTR”)
Payout Profile at Maturity
●
If the Ending Value of the Market Measure is greater than or equal to the Threshold Value, a return equal to the return represented by the Step Up Payment
●
1-to-1 downside exposure to decreases in the Market  Measure beyond a 15.00% decline, with up to 85% of your principal at risk

Step Up Payment	[$3.20 to $3.80] per unit, a [32.00% to 38.00%] return over the principal amount, to be determined on the pricing date
Threshold Value	85% of the Starting Value of the Market Measure
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/70858/000191870425010485/bofa-34251_424b2.htm
Exchange Listing	No
You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.
Risk Factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
●
Depending on the performance of the Underlying Stock as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
●
Payments on the notes are subject to the credit risk of BofA Finance and the credit risk of BAC, and actual or perceived changes in the creditworthiness of BofA Finance or BAC are expected to affect the value of the notes.  If BofA Finance and BAC become insolvent or are unable to pay their respective obligations, you may lose your entire investment.
●
The initial estimated value of the notes on the pricing date will be less than their public offering price.
●
If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
●
Your investment return is limited to the return represented by the Step Up Payment and may be less than a comparable investment directly in the Underlying Stock.
●
You will have no rights of a holder of the Underlying Stock, and you will not be entitled to receive shares or dividends or other distributions by the Underlying Company.
●
The Underlying Company will have no obligations relating to the notes, and none of us, BAC, MLPF&S or BofAS will perform any due diligence procedures with respect to the Underlying Company in connection with this offering.
●
While BAC and our other affiliates may from time to time own securities of the Underlying Company, we, BAC and our other affiliates do not control the Underlying Company, and have not verified any disclosure made by the Underlying Company or any other company.
●
Payment on the notes will not be adjusted for all corporate events that could affect the Underlying Stock.
●
PLTR commenced trading recently and has limited actual historical information.
Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.